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                                                                      Exhibit 23
                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-38925, 33-56227, 333-44825, 333-44819, 333-43028, 333-43804 and 333-83196 of
New England Business Service, Inc. on Form S-8 of our report dated July 31, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Business Combinations" in 2002 and SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activity" in 2001), appearing in this Annual Report on Form 10-K of New England Business Service, Inc. for the year ended June 29, 2002.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
September 6, 2002